PROSPECTUS SUPPLEMENT                           FILED PURSUANT TO RULE 424(b)(3)
(To Prospectus dated March 12, 2002)                  REGISTRATION NO. 333-89355









                        1,000,000,000 Depositary Receipts
                            Biotech HOLDRS (sm) Trust

           This  prospectus  supplement  supplements   information  contained
in the prospectus dated March 12, 2002 relating to the sale of up to 1,000,000,000 depositary receipts by the Biotech HOLDRS (SM) Trust.

           The share amounts specified in the table on page 13 of the prospectus shall be replaced with the following:

                                                         Share       Primary
                   Name of Company            Ticker    Amounts   Trading Market
-------------------------------------------   ------    -------   --------------
Affymetrix, Inc.                               AFFX        4         NASDAQ
Alkermes, Inc.                                 ALKS        4         NASDAQ
Amgen Inc.                                     AMGN       46         NASDAQ
Applera Corporation--Applied Biosystems Group   ABI       18          NYSE
Applera Corporation--Celera Genomics Group      CRA        4          NYSE
Biogen, Inc.                                   BGEN       13         NASDAQ
Chiron Corporation                             CHIR       16         NASDAQ
Enzon, Inc.                                    ENZN        3         NASDAQ
Genentech, Inc.                                 DNA       44          NYSE
Genzyme Corporation                            GENZ       14         NASDAQ
Gilead Sciences, Inc. (1)                      GILD       16         NASDAQ
Human Genome Sciences, Inc.                    HGSI        8         NASDAQ
ICOS Corporation                               ICOS        4         NASDAQ
IDEC Pharmaceuticals Corporation               IDPH       12         NASDAQ
Immunex Corporation                            IMNX       42         NASDAQ
MedImmune, Inc.                                MEDI       15         NASDAQ
Millennium Pharmaceuticals, Inc.               MLNM       12         NASDAQ
QLT Inc.                                       QLTI        5         NASDAQ
Sepracor Inc.                                  SEPR        6         NASDAQ
Shire Pharmaceuticals Group p.l.c.             SHPGY    6.8271       NASDAQ

       -------------------

         The share amounts listed in the table above reflect all previous stock splits, dividends and business combination transactions.

Recent Developments

         As of January 2, 2002, Standard & Poor's Corporation sector classifications are based upon the new Standard & Poor's Global Industry Classification Standard ("GICS") sectors. Standard & Poor's Corporation is an independent source of market information that, among other things, maintains the Global Industry Classification Standard, which classifies the securities of public companies into various sector classifications based upon GICS sectors, which are derived from its own criteria. The GICS classification standards were exclusively effective on January 2, 2002. There are 10 Standard & Poor's GICS sectors and each class of publicly traded securities of a company are given only one GICS sector.

         The securities included in the Biotech HOLDRS are currently represented in the Health Care GICS sector. The Standard & Poor's GICS sector classifications of the securities included in the Biotech HOLDRS may change over time if the companies that issued these securities change their focus of operations or if Standard & Poor's alters the criteria it uses to determine GICS sectors, or both.

         As provided in the depositary trust agreement, in addition to the other reconstitution events described therein, if the underlying securities of an issuer cease to be outstanding as a result of a merger, consolidation, corporate combination or other event, the trustee will distribute the consideration paid by and received from the acquiring company to the beneficial owners of Biotech HOLDRS only if the distributed securities have a different Standard & Poor's GICS sector classification than any of the underlying securities represented in the Biotech HOLDRS at the time of the distribution or exchange or if the securities received are not listed for trading on a U.S. national securities exchange or through the Nasdaq National Market System. In any other case, the additional securities received as consideration will be deposited into the Biotech HOLDRS trust.

         In addition, securities of a new company will be added to the Biotech HOLDRS, as a result of a distribution of securities by an underlying issuer, where a corporate event occurs, or where the securities of an underlying issuer are exchanged for the securities of another company, unless the securities received have a Standard & Poor's GICS sector classification that is different from the GICS sector classification of any other security then included in the Biotech HOLDRS or are not listed for trading on a U.S. national securities exchange or through the Nasdaq National Market System.


            The date of this prospectus supplement is June 30, 2002.